Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Tad Hutcheson
April 29, 2005		tad.hutcheson@airtran.com
678.254.7442

Judy Graham-Weaver
Judy.graham-weaver@airtran.com
678.254.7448

AIRTRAN AIRWAYS AND ASSOCIATION OF FLIGHT ATTENDANTS ANNOUNCE NEW

TENTATIVE CONTRACT

ORLANDO, Fla. (April 29, 2005) – AirTran Airways, a subsidiary of AirTran Holdings, Inc., (NYSE: AAI) today issued the following statement:

AirTran Airways and the Association of Flight Attendants-CWA, AFL-CIO, (AFA), which represents AirTran Airways’ work force of approximately 1,300 flight attendants, today announced they have reached a tentative agreement on a new 42-month contract. The tentative agreement was reached with the assistance of John J. Kane, a federal mediator. In addition, the AFA endorsed the tentative agreement and will promptly send the agreement to the flight attendant membership for ratification.

Terms of the agreement with the AFA will not be publicly disclosed until flight attendants have completed a membership ratification vote, which is expected within approximately thirty days. Once ratified, the airline expects the agreement to take effect June 1, 2005.

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Editor’s note: Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K for the year ended December 31, 2004. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.